For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2027 FIRST QUARTER RESULTS
Cavco delivered record sales volume, solid earnings and an expanding backlog
PHOENIX, July 30, 2026 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the first fiscal quarter ended June 27, 2026.
Quarterly Highlights
•Net revenue was $610 million, up $53 million or 9.5% compared to $557 million in the first quarter of the prior year.
•Home sales volume was up 4.4% and capacity utilization remained consistent year over year at approximately 75%.
•Factory-built housing Gross profit as a percentage of Net revenue was 20.8%, compared to 22.6% in the same period in the prior year.
•Financial services Gross profit as a percentage of Net revenue was 52.4%, compared to Gross profit of 40.9% in the prior year.
•Income before income taxes was $55.8 million, down $9.5 million, or 14.6% compared to $65.3 million in the same period in the prior year.
•Net income per diluted share attributable to Cavco common stockholders was $5.43 compared to $6.42 in the prior year quarter.
•Backlogs totaled $298 million at the end of the quarter representing 7-9 weeks of production compared to $195 million at the end of the prior year.
•Stock repurchases were approximately $30 million in the quarter. At the end of the first quarter, $188 million remains available for repurchases under our previously announced Board authorizations.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "This quarter saw the continuation of strong order momentum we saw at the end of Q4 2026. In Q1, we saw record shipments and grew our backlog by over 50%. These results don't happen with just one or two plants doing well. They are a reflection of order growth and the excellent job all of our teams have done responding to the market."

He continued, "Externally, we saw progress on the regulatory front with the passing of the bipartisan 21st Century ROAD to Housing Act. The law highlights the role factory-built homes need to play in the housing affordability crisis with major sections dedicated to Manufactured Housing. It will enable innovation, provide regulatory clarity, improve access to financing, and encourage states and local authorities to reduce zoning barriers. Importantly, we are also seeing an increasing number of states passing legislation to improve zoning access at the local level. While we continue to manage through a challenging macro-economic environment for prospective homebuyers, the future is bright for factory-built housing solutions to help more families achieve home ownership."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	June 27, 2026	June 28, 2025	Change
Net revenue
Factory-built housing	$585,972	$535,694	$50,278	9.4%
Financial services	23,987	21,163	2,824	13.3%
	$609,959	$556,857	$53,102	9.5%

Factory-built modules sold	9,507	8,900	607	6.8%

Factory-built homes sold (consisting of one or more modules)	5,657	5,416	241	4.4%

Net factory-built housing revenue per home sold	$103,584	$98,910	$4,674	4.7%

•In the Factory-built housing segment, the increase in Net revenue was due to higher home sales volume as a result of the American Homestar acquisition in the third quarter of the prior year and an increase in Net revenue per home sold.
•Financial services segment Net revenue increased primarily due to increased loan sales in the mortgage division and unrealized gains on the Financial services equity portfolio.

	Three Months Ended
($ in thousands)	June 27, 2026	June 28, 2025	Change
Gross profit
Factory-built housing	$122,019	$120,845	$1,174	1.0%
Financial services	12,571	8,661	3,910	45.1%
	$134,590	$129,506	$5,084	3.9%

Gross profit as % of Net revenue
Consolidated	22.1%	23.3%	N/A	(1.2)%
Factory-built housing	20.8%	22.6%	N/A	(1.8)%
Financial services	52.4%	40.9%	N/A	11.5%

Selling, general and administrative expenses
Factory-built housing	$73,970	$63,154	$10,816	17.1%
Financial services	7,865	5,994	1,871	31.2%
	$81,835	$69,148	$12,687	18.3%

Income from operations
Factory-built housing	$48,049	$57,691	$(9,642)	(16.7)%
Financial services	4,706	2,667	2,039	76.5%
	$52,755	$60,358	$(7,603)	(12.6)%

•In the factory-built housing segment, Gross profit increased due to an increase in home sales volume and price, partially offset by higher input costs. Selling, general and administrative expenses were higher due to the addition of American Homestar, and to a lesser extent, increases in compensation and employee related expenses, as well as sales and marketing expenses.

•In the financial services segment, Gross profit and Income from operations increased primarily due to lower claims losses, unrealized gains on the investment portfolio, and to a lesser extent, the addition of American Homestar in the current year. Selling, general and administrative expenses increased partially due to a headcount increase to handle increased loan activity due to a forward flow agreement signed in the fourth quarter of the prior year and higher incentive compensation on better results.

	Three Months Ended
($ in thousands, except per share amounts)	June 27, 2026	June 28, 2025	Change
Interest income	$3,263	$5,103	$(1,840)	(36.1)%
Net income	$42,271	$51,642	$(9,371)	(18.1)%
Diluted net income per share	$5.43	$6.42	$(0.99)	(15.4)%

Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, July 31, 2026, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register at https://register-conf.media-server.com/register/BI6cf18bafb2774db0a95196ef2f500077 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (iv) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers, (viii) compliance with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating to manufactured housing, privacy, the internet, and accounting matters; (ix) successful defense against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 28, 2026 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 27, 2026	March 28, 2026
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$243,195	$236,721
Restricted cash, current	22,437	20,306
Accounts receivable, net	115,858	108,288
Short-term investments	18,279	16,233
Current portion of consumer loans receivable, net	17,367	19,207
Current portion of commercial loans receivable, net	45,580	54,841
Current portion of commercial loans receivable from affiliates, net	1,634	1,836
Inventories	308,978	295,671
Prepaid expenses and other current assets	63,867	71,630
Total current assets	837,195	824,733
Restricted cash	585	585
Investments	39,652	38,151
Consumer loans receivable, net	18,827	18,974
Commercial loans receivable, net	69,903	55,801
Commercial loans receivable from affiliates, net	3,532	3,519
Property, plant and equipment, net	297,980	278,890
Goodwill	209,241	208,841
Other intangibles, net	27,462	28,067
Operating lease right-of-use assets	37,071	33,578
Total assets	$1,541,448	$1,491,139
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$46,454	$44,168
Accrued expenses and other current liabilities	329,208	291,230
Total current liabilities	375,662	335,398
Operating lease liabilities	33,744	30,747
Other liabilities	6,972	7,096
Deferred income taxes	14,674	14,716
Total liabilities	431,052	387,957
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,504,933 and 9,474,288 shares, respectively; Outstanding 7,709,359 and 7,738,700, respectively	95	95
Treasury stock, at cost; 1,795,574 and 1,735,588 shares, respectively	(616,372)	(585,865)
Additional paid-in capital	295,773	300,208
Retained earnings	1,430,985	1,388,714
Accumulated other comprehensive income	(85)	30
Total stockholders' equity	1,110,396	1,103,182
Total liabilities and stockholders' equity	$1,541,448	$1,491,139

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
Net revenue	$609,959	$556,857
Cost of sales	475,369	427,351
Gross profit	134,590	129,506
Selling, general and administrative expenses	81,835	69,148
Income from operations	52,755	60,358
Interest income	3,263	5,103
Interest expense	(132)	(164)
Other expense, net	(98)	—
Income before income taxes	55,788	65,297
Income tax expense	(13,517)	(13,655)
Net income	$42,271	$51,642

Net income per share
Basic	$5.48	$6.49
Diluted	$5.43	$6.42
Weighted average shares outstanding
Basic	7,707,952	7,953,720
Diluted	7,784,424	8,041,008

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
Capital expenditures	$25,493	$9,009
Depreciation	$6,086	$4,797
Amortization of other intangibles	$605	$372

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